EXHIBIT 99.2
Contact Information: Jacqueline E. Burwitz Vice President, Investor Relations Energizer Holdings, Inc. 314-985-2169	Laura P. Kiernan Vice President, Investor Relations Playtex Products, Inc. 203-341-4262
FOR IMMEDIATE RELEASE July 12, 2007

ENERGIZER HOLDINGS, INC. TO ACQUIRE PLAYTEX PRODUCTS, INC.

St. Louis, Missouri and Westport, Connecticut, July 12, 2007 – Leading consumer products companies, Energizer Holdings, Inc, [NYSE: ENR], and Playtex Products, Inc., [NYSE: PYX], announced the signing of a definitive agreement by which Energizer will acquire Playtex for $18.30 per share in cash plus the assumption of Playtex debt.  Total enterprise value of the transaction is approximately $1.9 billion.  The all-cash offer per share represents a 26% premium over Playtex’s closing stock price on July 10 and its average stock price for the past 90 trading days.   The transaction was approved unanimously by the boards of directors of both companies.  Energizer will finance this acquisition through cash and existing and new committed credit facilities.

Playtex is a leading manufacturer and marketer in the skin, feminine and infant care industries, with a diversified portfolio of well-recognized branded consumer products.  Energizer is one of the world’s largest manufacturers of primary batteries and flashlights and a global leader in the dynamic business of providing portable power.  Energizer is also the parent company of Schick-Wilkinson Sword, the second largest manufacturer of wet shave products in the world.

“We believe this is a great development for Playtex shareholders and employees,” stated Neil DeFeo, Chairman and Chief Executive Officer of Playtex. “It represents a significant premium over our current trading price, and an opportunity for our shareholders to capture the value that has been created at Playtex over the last several years. For our employees, it means becoming a part of a much larger consumer products business with the scale and resources to thrive in an increasingly competitive environment.”

Ward M. Klein, Chief Executive Officer of Energizer, added: “We are very excited about bringing the world-class businesses and people of Playtex into the Energizer family. Playtex has strong consumer brands, most of which have #1 or #2 market positions, in stable or growing personal care categories. Its products enjoy healthy margins with strong, predictable cash flows, similar to our existing stable of consumer and personal care products.“

Mr. Klein continued, “We see Playtex as an exceptionally great fit with Energizer, with similar customers and distribution channels in the U.S. and Canada, and the opportunity for geographic expansion in many other areas of the world where we currently do business. We also believe there are significant integration and cost reduction opportunities for the combined businesses. Energizer will emerge with a more diversified portfolio of products, and greater scale in the personal care category, which will now be more evenly balanced with our household goods business. It will also provide a platform for possible additional value-adding acquisitions.”

Energizer anticipates that the acquisition will be accretive to fiscal 2008 results.  However, due to purchase accounting requirements, primarily related to inventory valuation, the acquisition will be dilutive to earnings for the first turn of acquired inventory, which will result in a reduction in Energizer’s reported results in the first quarter following the closing of the transaction with some potential to also negatively impact the second quarter.

Playtex’s sales for its most recently reported 12 months through March 2007 totaled $641 million, and earnings before interest, taxes, depreciation and amortization were $126 million.  Actual GAAP earnings for that period were $34 million.  These numbers do not include Playtex’s recent acquisition of Hawaiian Tropic, which had 2006 sales of approximately $112 million.  Over 93% of the company’s sales, including Hawaiian Tropic are in North America.

Playtex is celebrating 75 years of innovation and has product offerings in three categories: Skin Care, Feminine Care and Infant Care.

The Skin Care segment includes Banana Boat, the #2 selling sun care brand, Hawaiian Tropic, the #4 selling sun care brand, and #1 selling Wet Ones and Playtex gloves.  Playtex acquired Hawaiian Tropic in the spring of 2007. Prior to the acquisition and for the last twelve months ending March 2007, Skin Care represented approximately 37% of net sales.

Feminine Care products accounted for 35% of net sales and include Playtex plastic tampons - Gentle Glide and Sport, the #2 selling tampon brand in the United States and Playtex Personal Cleansing Cloths.

Infant Care accounted for 28% of net sales and includes many #1 and #2 selling brands in various infant and toddler care categories such as Playtex bottles, cups and pacifiers and the Diaper Genie diaper disposal system.

 Energizer’s sales for its most recently reported 12 months totaled $3,255 million, and earnings before interest, taxes, depreciation and amortization were $607 million.  Actual GAAP earnings for that period were $279 million.

Energizer will hold a conference call tomorrow, Friday, July 13 at 11:00 a.m. eastern time, to discuss the Playtex transaction. The dial in number is 1-888-515-2781/ 1-719-457-2605 and the conference identification 2184904. Also, you may listen via webcast by visiting the Investor Relations section of the company's website at www.energizer.com and www. Playtexproducts.com.  A replay will be available twenty-four hours after the call through July 31. The replay number is 1-888-203-1112/ 1-719-457-0820, conference identification 2184904.  Additionally, the replay can be heard on the company's website.

The transaction is subject to customary closing conditions, including governmental and regulatory approvals as well as approval of the shareholders of Playtex.  This transaction is expected to close in the fall of 2007.  Banc of America Securities acted as exclusive financial advisor and Bryan Cave LLP acted as legal counsel to Energizer on the transaction, and Lehman Brothers, Inc. acted as exclusive financial advisor and Morgan Lewis & Bockius LLP acted as legal counsel to Playtex.

Cautionary Note Regarding Forward-looking Statements

This release contains one or more forward-looking statements~~.~~ within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the anticipated effect of the acquisition on Energizer’s future results, opportunities for integration, cost reduction and geographic expansion, and the expected timing of the closing of the acquisition.  Forward-looking statements are identified by words such as “will”, ‘’expected”, and other similar words. The companies caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all regulatory and other conditions required for closing, the ability to obtain the approval of Playtex’s shareholders, the risk that the businesses will not be integrated successfully or that successful integration will take longer than anticipated, the possibility that the revenues, growth prospects, synergies and cost savings, and any other benefits expected from the acquisition may not be fully realized or may take longer to realize than expected, and the risk that disruptions to the businesses of either company could result in revenue or earnings declines, or harm relationships with customers, employees or suppliers. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The companies do not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Additional risks and uncertainties include those detailed from time to time in the companies’ publicly filed documents, including their annual reports on Form 10-K for their most recently completed fiscal years.

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Playtex by Energizer. In connection with the proposed acquisition, Playtex intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Playtex and Energizer intend to file other relevant materials with the SEC. Shareholders of Playtex are urged to read all relevant documents filed with the SEC when they become available, including Playtex’s proxy statement, because they will contain important information about the proposed transaction, Playtex and Energizer. A definitive proxy statement will be sent to holders of Playtex stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Playtex.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov.  In addition, Playtex shareholders may obtain free copies of the documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Energizer and its directors and executive officers, and Playtex and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Playtex common stock in respect of the proposed transaction. Information about the directors and executive officers of Energizer is set forth in Energizer’s proxy statement which was filed with the SEC on December 5, 2006. Information about the directors and executive officers of Playtex is set forth in Playtex’ s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Energizer and its directors and executive officers, and Playtex and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.

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